CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 002-96605 of Independence Variable Life Separate Account on Form S-6 of our report dated April 27, 2018 related to the statutory-basis financial statements of Independence Life and Annuity Company (the "Company") as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 (which report expresses an unmodified opinion in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Delaware and expresses an adverse opinion for the statutory-basis financial statements because the financial statements are not fairly presented in conformity with accounting principles generally accepted in the United States of America and includes an emphasis-of-matter paragraph relating to significant balances and transactions with affiliates), appearing in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 9, 2018